Statement  Regarding  Computation  of  Per  share  Earnings

(Unaudited)
(in  thousands  except  per  share  data)





                                         Three Months Ended   Three Months Ended     Six Months Ended    Six Months Ended
                                           March 31, 1998       March 31, 1999        March 31, 1998      March 31, 1999
                                         ------------------  -------------------     ----------------    ----------------
Basic
Average Common Shares outstanding                     4,444               4,507                 3,750               4,501

Net income                                          $   231             $   200               $   427             $   194

Per Share Amount                                    $   .05             $   .04               $   .11             $   .04

Diluted
Average Common Shares outstanding                     4,444               4,507                 3,750               4,501

Net effect of dilutive
  stock options based
  on the treasury stock
  method using the average
  market price                                          155                 189                   191                 161

Assumed conversion of
  Preferred Shares                                      ---                 ---                   227                 ---

Total                                                 4,599               4,696                 4,168               4,662

Net income                                          $   231             $   200               $   427             $   194

Per share amount                                    $   .05             $   .04               $   .10             $   .04